ASSIGNMENT OF MEMBERSHIP INTEREST

ASSIGNMENT OF MEMBERSHIP INTEREST dated as of June 30, 2010 and effective as of April 1, 2010, (the “Assignment”) made by LIGHTSTONE HOLDINGS, LLC, a Delaware limited partnership (the “Assignor”) to LIGHTSTONE VALUE PLUS REIT II LP, a Delaware limited partnership (the “Assignee”).

RECITALS

(1)           WHEREAS, Assignor owns a 50.5% membership interest (“Membership Interest”) in BROWNMILL LLC, a New Jersey limited liability company (“Brownmill”).

(2)           WHEREAS, Assignor and Assignee desire to enter into this Assignment whereby Assignor will transfer the Assigned Membership Interest (as defined below) of its Membership Interest to Assignee.

(3)           WHEREAS, the Assignor is the legal and beneficial owner of a the Assigned Membership Interest existing under and evidenced by that certain First Amended and Restated Operating Agreement of Brownmill, dated as of September 27, 2005 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Operating Agreement”).

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.  Assignment and Acceptance of Assigned Membership Interest.  As of the Effective Date (as defined in Section 10), the Assignor hereby sells, transfers, conveys and assigns (without recourse and, except as set forth herein, representation or warranty) (collectively, the “Assignment”) to the Assignee 51.98% of its Membership Interest (equaling to 26.25% interest in Brownmill) of the Assignor’s right, title and interest in and to the Membership Interest and of its right under the Operating Agreement, including, without limitation, all its (a) rights to receive moneys due and to become due under or pursuant to the Operating Agreement, (b) rights to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Operating Agreement, (c) claims for damages arising out of or for breach of or default under the Operating Agreement, and (d) rights to perform thereunder and to compel performance, and otherwise exercise all rights and remedies thereunder.  The percentage interest of the Assignor’s right, title and interest in the Membership Interest and of the Assignor’s rights under the Operating Agreement that are being assigned to the Assignee pursuant to this Agreement are hereinafter referred to as the “Assigned Membership Interest”.  The Assignee, upon the execution of this Assignment, hereby accepts from the Assignor the Assigned Membership Interest and agrees to become a successor member in Brownmill in the place and stead of the Assignor to the extent of the Assigned Membership Interest and to be bound by the terms and provisions of the Operating Agreement.

Section 2.  Capital Account.  On or prior to the Effective Date, all profits and losses, and all other items of income, gain, loss deduction or credit, allocable to the Assigned Membership Interest shall be credited or charged, as the case may be, to the Assignee and the Assignee shall be entitled to the portion of all distributions, payments or other allocations payable in respect of the Assigned Membership Interest, regardless of the source of such distributions, payments or other allocations or the date on which they were earned.

Section 3.  Representations and Warranties of the Assignor.  The Assignor represents to Assignee as of the Effective Date, that:

(a)           This Assignment has been duly executed and delivered by the Assignor and is a valid and binding obligation of the Assignor, enforceable in accordance with its terms; and

(b)           The Assignor is the sole owner of the Assigned Membership Interest free and clear of any liens, and the Assignee, upon consummation of the Assignment hereunder, shall acquire good title to the Assigned Membership Interest.

Section 4.  Covenants of the Assignor.  Assignor agrees that (i) Assignor shall not assert that the Assignment is invalid, ineffective or void on the basis that the Assignment conflicts with or violates any provision of the Operating Agreement and (ii) anything in the Operating Agreement to the contrary notwithstanding, Assignor shall impose no condition on Assignee’s admission as a member of Brownmill.

Section 5.  Filings.  On or as soon as practicable after the Effective Date, the Assignee shall file and record or cause to be filed and recorded with all proper offices or agencies all documents and instruments required to effect the terms herein, if any, including, without limitation, (a) this Assignment and (b) any limited liability company and assumed or fictitious name certificate or certificates and any amendments thereto.

Section 6.  Future Assurances.  Each of the Assignor and the Assignee mutually agrees to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications or other documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the assignment evidenced hereby.

Section 7.  Successors and Assigns.  This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 8.  Modification and Waiver.  To the fullest extent permitted by law, no supplement, modification, waiver or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by all parties hereto.

Section 9.  Counterparts.  Any number of counterparts of this Assignment may be executed.  Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.  Delivery of an executed counterpart of a signature page to this Assignment by telecopier shall be as effective as delivery of a manually executed counterpart of this Assignment.

Section 10.  Execution:  Effective Date.  This Assignment will be binding and effective and will result in the assignment of the Assigned Membership Interest on the date first written above (the “Effective Date”).

Section 11.  Governing Law.  This Assignment will be governed by the laws of the State of Delaware.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned parties have duly executed and delivered this Agreement as of the day and year first written above.

ASSIGNOR:

LIGHTSTONE HOLDINGS, LLC, a Delaware limited liability company

By:	\s\ David Lichtenstein
Name: David Lichtenstein
Title: Managing Member

ASSIGNEE:

LIGHTSTONE VALUE PLUS REIT II LP

By:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, its General Partner

	By:	\s\ Donna Brandin
Name: Donna Brandin
Title: Chief Financial Officer

Signature Page to Assignment of Membership Interest